                                                                  EXHIBIT (c)(2)

                                     TENDER AND OPTION AGREEMENT

                  TENDER AND OPTION AGREEMENT, dated as of March , 1998 (the "Agreement"), by and among Ivex Packaging Corporation, a Delaware corporation ("Parent"), Package Acquisition, Inc., a Minnesota corporation and an indirect wholly-owned subsidiary of Parent ("Acquisition"), and (the "Shareholder").

                  WHEREAS, the Shareholder is the owner of _________ shares (the "Shares") of Common Stock, no par value per share (the "Common Stock"), of Ultra Pac, Inc. (the "Company");

                  WHEREAS, the Parent, Acquisition and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the "Merger Agreement"), which provides, among other things, that, upon the terms and subject to the conditions therein, Acquisition will make a cash tender offer (the "Offer") for all of the outstanding shares of Common Stock and after expiration of the Offer will merge with and into the Company (the "Merger"); and

                  WHEREAS, as a condition to the willingness of Parent and Acquisition to enter into the Merger Agreement, Parent has requested that the Shareholder agree, and in order to induce Parent and Acquisition to enter into the Merger Agreement, the Shareholder has agreed, to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

                  1. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to the Parent as follows:

                           a.       The Shareholder is the sole record and
beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Shares and, except for the pledge of shares of common stock (the "Pledged Shares") to Norwest Bank, N.A., there exist


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no liens, claims, security interests, options, proxies, voting agreements, charges, obligations, understandings, arrangements or other encumbrances of any nature hatsoever, except for restrictions applicable thereto under federal and state securities laws ("Liens"), affecting the Shares.

                           b.       The Shares and the certificates
representing the Shares are now and at all times during the term hereof will be held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder free and clear of all Liens, except for the Liens described in (a) above and Liens arising hereunder. Upon transfer to Parent by the Shareholder of the Shares hereunder, Parent will have good and marketable title to the Shares, free and clear of all Liens.

                           c.       This Agreement has been duly and validly
executed and delivered by the Shareholder and, assuming due authorization, execution and delivery by Parent and Acquisition, constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                           d.       The execution and delivery of this Agreement
by the Shareholder does not, and the performance by the Shareholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any Lien on any Shares under, (i) any contract, commitment, agreement, partnership agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or by which the Shareholder is bound, (ii) any judgment, writ, decree, order or ruling applicable to the Shareholder or (iii) any law applicable to the Shareholder.

                           e.       To the Shareholder's knowledge, neither the
execution and delivery of this Agreement nor the performance by the Shareholder of its obligations hereunder will require any consent, authorization or approval of, filing with or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), state antitrust laws or the federal securities laws.

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                  2.       Representations and Warranties of Parent and
Acquisition. Parent and Acquisition jointly and severally represent and warrant to the Shareholder as follows:

                           a.       Each of Parent and Acquisition is duly
organized and validly existing and in good standing under the laws of its jurisdiction of incorporation, has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes the legal, valid and binding obligation of each of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                           b.       The execution and delivery of this Agreement
by each of Parent and Acquisition does not, and the performance by each of Parent and Acquisition of its obligations hereunder will not, constitute a violation of, conflict with, or result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, its charter or bylaws or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Parent or Acquisition is a party or by which Parent or Acquisition is bound or any judgment, writ, decree, order or ruling applicable to Parent or Acquisition.

                           c.       Neither the execution and delivery of this
Agreement nor the performance by each of Parent and Acquisition of its obligations hereunder will violate any order, writ, injunction, judgment, law, decree, statute, rule or regulation applicable to Parent or Acquisition or require any consent, authorization or approval of, filing with, or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the HSR Act, state antitrust laws or the federal securities laws.

                  3.       Tender of Shares.

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                           a.       Parent and Acquisition jointly and severally
agree:

                                    i.      subject to the conditions of the
Offer set forth in Annex A to the Merger Agreement and the other terms and conditions of the Merger Agreement, that Acquisition will purchase all shares of Common Stock tendered pursuant to the Offer as promptly as practicable following commencement of the Offer and that Acquisition will consummate the Merger in accordance with the terms of the Merger Agreement;

                                    ii.     not to decrease the price per share
to be paid to the Company's shareholders in the Offer below $15.50 per share (the "Tender Offer Price"); and iii. to deliver, or to cause to be delivered, the Offer Documents to the Shareholder. The provisions of Sections 3(a)(i) and 3(a)(ii) shall survive the termination of this Agreement.

                           b.       The Shareholder will (i) tender the Shares
(other than the Pledged Shares which will be tendered as soon as practicable) into the Offer promptly, and in any event no later than the fifth business day following the com mencement of the Offer, or, if the Shareholder has not received the Offer Documents by such time, within two business days following receipt of such documents, and (ii) not withdraw any Shares so tendered (except in the event the Stock Option is exercised). Upon the purchase of all the Shares pursuant to the Offer in accordance with this Section 3, this Agreement will terminate. The Shareholder will receive the same price per Share received by other shareholders of the Company in the Offer with respect to Shares tendered by it in the Offer. In the event that, notwithstanding the provisions of the first sentence of this Section 3(b), any Shares are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Shares will remain subject to the terms of this Agreement. The Shareholder acknowledges that Acquisition's obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer. On the date the Shares are accepted for payment and purchased by Acquisition pursuant to the Offer, Acquisition or Parent, as the case may be, shall make payment by wire transfer to the Shareholder of the purchase price for such Shares to an account designated by the Shareholder.

                           c.       The Shareholder hereby agrees to permit
Parent to publish and disclose in the Offer Documents and, if approval of the shareholders of the Company is required under applicable law, the Proxy Statement, its identity and

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ownership of Common Stock and the nature of its commitments, arrangements and understandings under this Agreement.

                  4.       Option to Purchase.

                           a.       The Shareholder hereby grants to Parent,
subject to the terms and conditions hereof, an irrevocable option (the "Stock Option") to purchase the Shares at a purchase price per share of $15.50 per Share (the "Exercise Price") in cash, in the manner set forth in this Section 4. At any time prior to the termination of the Stock Option hereunder, Parent (or a wholly owned subsidiary of Parent) may exercise the Stock Option, in whole only, if on or after the date hereof:

                                    i.      any corporation, partnership,
individual, trust, unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the Exchange Act) other than Parent or any of its "affiliates" (as defined in the Exchange Act) (a "Third Party"), will have:

                                            A.       commenced or announced an
intention to commence a bona fide tender offer or exchange offer for any shares of Common Stock, the consummation of which would result in "beneficial ownership" (as defined in the Exchange Act) by such Third Party (together with all such Third Party's affiliates and "associates" (as defined in the Exchange
Act)) of 50% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis);

                                            B.       acquired beneficial
ownership of shares of Common Stock that, when aggregated with any shares of Common Stock already owned by such Third Party, its affiliates and associates, would result in the aggregate beneficial ownership by such Third Party, its affiliates and associates of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis); provided, however, that "Third Party" for purposes of this clause (B) does not include any corporation, partnership, person, other entity or group that beneficially owns more than 15% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis) as of the date hereof and that does not, after the date hereof, increase such ownership percentage by more than an additional 1% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis);

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                                            C.       acquired assets
constituting 15% or more of the total assets or earning power of the Company taken as a whole;

                                            D.       entered into an agreement
with the Company that contemplates the acquisition of (x) assets constituting 15% or more of the total assets or earning power of the Company taken as a whole or (y) beneficial ownership of 15% or more of the outstanding voting equity of the Company; or

                                    ii.     any of the events described in
Section 9.1(c)(ii) or 9.1(d)(iii) of the Merger Agreement that would allow the Company or Parent to terminate the Merger Agreement has occurred (after the passage of any time periods set forth in such sections but without the necessity of the Company or Parent having terminated the Merger Agreement).

                           In the event that Parent wishes to exercise the Stock
Option, Parent shall give written notice (the "Option Notice", with the date of the Option Notice being hereinafter called the "Notice Date") to the Shareholder specifying the place and date (not earlier than three nor later than ten Business Days from the Notice Date) for closing such purchase (a "Closing"). Parent's obligation to purchase the Shares upon any exercise of the Stock Option and the Shareholder's obligation to sell the Shares upon any exercise of the Stock Option are subject (at the election of Parent and the Shareholder, respectively,) to the conditions that (i) no preliminary or permanent injunction or other order prohibiting the purchase, issuance or delivery of the Shares issued by any Governmental Authority will be in effect and (ii) any applicable waiting period required for the purchase of Shares under the HSR Act will have expired or been terminated or clearance from the appropriate agencies shares have been obtained, provided that if such injunction or other order has become final and nonappealable, the Stock Option shall terminate; and provided further, that if the Stock Option is not exercisable because either of the circumstances described in clauses (i) or (ii) exist, then the Stock Option shall be exercisable for the ten business day period commencing on the date that the circumstances set forth in clauses (i) or (ii) cease to exist, but in no event shall the Stock Option be exercisable after the date set forth in Section 9(c). Parent's obligation to purchase the Shares upon exercise of the Stock Option is further subject (at Parent's election) to the condition that there will have been no material breach of the representations, warranties, covenants or agreements of the Shareholder contained in this Agreement or of the Company contained in the Merger Agreement which breach has not been cured within ten business days of the receipt of written notice thereof from the Parent. The Share holder's obligation to sell the Shares upon exercise of the Stock Option and the


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Shareholder's obligations under Section 7 are subject (at the Shareholder's election) to the further conditions that there will have been no material breach of the representations, warranties, covenants or agreements of Parent or Acquisition contained in this Agreement or contained in the Merger Agreement, which breach has not been cured within ten business days of the receipt of written notice thereof from the Shareholder. Parent agrees to use its best efforts to cause any such waiting period or injunction or order to be terminated or lifted and to obtain all necessary regulatory approvals under the HSR Act.

                           b.       At the Closing, (i) the Shareholder shall
deliver to Parent the certificate or certificates representing the Shares in proper form for transfer upon exercise of the Stock Option in the denominations designated by Parent in the Option Notice and (ii) Parent shall pay the aggregate purchase price for the Shares by wire transfer of immediately available funds to an account designated by the Shareholder in writing to Parent in the amount equal to the product of the Exercise Price and the number of the Shares.

                           c.       In the event that Parent or Acquisition pays
a price higher than $15.50 per share for Shares tendered into the Offer, the Exercise Price shall be increased to equal such higher price.

                           d.       The Shareholder has granted the Stock Option
to Parent in order to induce Parent to enter into and consummate the transactions contemplated by the Merger Agreement. Parent and Acquisition covenant and agree that they will perform their respective obligations under the Merger Agreement. The provisions of this Section 4(d) are intended both for the benefit of the Shareholder and for the benefit of the Company and the other shareholders of the Company and may not be modified, waived or amended without the consent of the Company.

                  5. Transfer of the Shares.

                           a.       During the term of this Agreement, the
Shareholder will not offer to sell, sell, pledge or otherwise dispose of or transfer any interest in or encumber with any Lien any of the Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares; (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the

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Shares; or (v) take any other action with respect to the Shares that would in any way restrict, limit or interfere with the performance of its obligations hereunder.

                           b.       The Shareholder agrees to place the
following legend on any and all certificates evidencing the Shares:

                    THE SHARES OF COMMON STOCK REPRESENTED BY
                    THIS CERTIFICATE ARE SUBJECT TO CERTAIN
                    RESTRICTIONS ON TRANSFER PURSUANT TO THAT
                    CERTAIN TENDER AND OPTION AGREEMENT, DATED
                    AS OF MARCH 23, 1998, BY AND BETWEEN IVEX
                    PACKAGING CORPORATION, PACKAGE ACQUISITION
                    INC., AND       . ANY TRANSFER OF SUCH SHARES
                    OF COMMON STOCK IN VIOLATION OF THE TERMS
                    OF SUCH AGREEMENT SHALL BE NULL AND VOID
                    AND OF NO EFFECT WHATSOEVER.

                  6. Certain Other Agreements. The Shareholder shall notify Parent immediately if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Shareholder or his attorneys, accountants or other agents (each of such actions, an "Interest"), in each case in connection with any Acquisition Transaction indicating, in connection with such notice, the name of the person indicating such Interest and the terms and conditions of any related proposals or offers. The Shareholder agrees to cease immediately and cause to be terminated immediately any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction. In addition, the Shareholder agrees to keep Parent informed, on a current basis, of the status and terms of any Acquisition Transaction. The Shareholder furthermore agrees not to, and will use his best efforts to ensure that his attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal that constitutes or is reasonably likely to lead to any Acquisition Transaction, (ii) enter into any agreement with respect to any Acquisition Transaction or (iii) in the event of an unsolicited written proposal in respect of a Acquisition Transaction, engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent, any of its affiliates or representatives and except for information that has been previously publicly disseminated by the Company) relating to any Acquisition Transaction. The obligations provided for in this Section

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6 shall become effective immediately following the execution and delivery of this Agreement by the parties hereto.

                  7. Voting of Shares; Grant of Irrevocable Proxy; Appointment of Proxy.

                           a.       The Shareholder hereby agrees that, during
the term of this Agreement, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock, the Shareholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares (i) in favor of the Merger and (ii) against any action or agreement that would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company and (iii) if requested by Parent, in favor of a shareholder resolution proposed by Parent in accordance with applicable provisions of the Minnesota Business Corporation Act (the "MBCA") the purpose of which is to cause the Offer and the Merger to be consummated and which does not relate to the election of directors.

                           b.       The Shareholder hereby irrevocably grants
to, and appoints, Parent and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution) during the term of this Agreement, for and in the name, place and stead of the Shareholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in connection with any meeting of the shareholders of the Company (i) in favor of the Merger and (ii) against any action or agreement that would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company.

                           c.       The Shareholder represents that all proxies
heretofore given in respect of the Shares, if any, are not irrevocable, and hereby revokes all such proxies given with respect to the Shares.

                           d.       The Shareholder hereby affirms that the
irrevocable proxy set forth in this Section 7 is given in connection with the execution of the

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

Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy set forth in this
Section 7 is coupled with an interest and is intended to be irrevocable in accordance with the provisions of Section 302A.449(2) of the MBCA.

                  8. Adjustments. The number and types of securities subject to this Agreement will be appropriately adjusted in the event of any stock dividends, stock splits, recapitalization, combinations, exchanges of shares or the like or any other action that would have the effect of changing the Shareholder's ownership of the Company's capital stock.

                  9. Termination. Except as otherwise specifically provided herein, all obligations under this Agreement will terminate on the earliest of (a) the date the Merger Agreement is terminated in accordance with its terms or the date the Offer is terminated by Parent or Acquisition as a result of any failure of a condition of the Offer; provided, however, that the provisions of Sections 4(a) shall not terminate until sixty (60) days thereafter (or such later time as permitted by Section 4(a)) if the Merger Agreement was terminated pursuant to Section 9.1(c)(ii) or 9.1(d)(iii) thereof,
(b) the purchase of all the Shares pursuant to the Offer in accordance with
Section 3 or pursuant to the Stock Option, or (c) on September 30, 1998. The provisions of Section 13 shall survive any termination of this Agreement.

                  10. Effectiveness. This Agreement shall not be effective unless and until the Merger Agreement shall have been approved by the Company's Board of Directors.

                  11. Brokerage. Parent, Acquisition and the Shareholder represent and warrant to the other that the negotiations relevant to this Agreement have been carried on by Parent and Acquisition, on the one hand, and the Shareholder, on the other hand, directly with the other, and that except for Wasserstein Perella & Co., Inc. ("Wasserstein"), there are no claims for finder's fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby. Except for the fees of Wasserstein, which will be paid solely by the Company, Parent and Acquisition, on the one hand, and Shareholder, on the other hand, will indemnify and hold harmless the other from and against any and all claims or liabilities for finder's fees or brokerage commissions or other like payments incurred by reason of action taken by him, it or any of them, as the case may be.


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                  12.      Miscellaneous.

                           a.       Except for the representations and
warranties set forth in Section l(b), all representations and warranties contained herein will terminate upon the termination of this Agreement.

                           b.       Any provisions of this Agreement may be
waived at any time by the party that is entitled to the benefits thereof. No such waiver, amendment or supplement will be effective unless in writing and is signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provisions or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                           c.       This Agreement contains the entire agreement
among the parties in respect to the subject matter hereof, and supersedes all prior agreements among the parties with respect to such matters. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the delivery of a written agreement executed by the parties hereto.

                           d.       This Agreement will be governed by and
construed in accordance with the laws of the State of Minnesota applicable to contracts made and performed in that state. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto
(i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) will be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in Minneapolis, Minnesota. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

                           e.       The descriptive headings contained herein
are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

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                           f.       All communications or notices required or
permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date personally delivered or sent by telephonic facsimile transmission (with a copy via regular mail) or one day after sending via nationally recognized overnight courier or five days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

                         If to Shareholder to:

                         [                      ]
                         c/o ULTRA PAC, Inc.
                         22051 Industrial Boulevard
                         Rogers, Minnesota 55374
                         Telephone: (612) 428-8340
                         Fax No. (612) 428-2754

                         with a copy to:

                         Larkin Hoffman Daly & Lindren
                         7900 Xerxes Avenue South
                         Suite 1500
                         Bloomington, MN 55431
                         Telephone: (612) 896-3291
                         Fax No.: (612) 896-3333
                         Attention:  Frank I. Harvey, Esq.

                                   and

                         Katten Muchin & Zavis
                         525 W. Monroe
                         Suite 1600
                         Chicago, IL 60661
                         Telephone: (312) 902-5200
                         Fax No.: (312) 902-1061
                         Attention:  David J. Kaufman, Esq.

                         If to Parent or Acquisition to:

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
                         Ivex Packaging Corporation
                         100 Tri-State Drive
                         Suite 200
                         Lincolnshire, IL 60069
                         Telephone: (847) 945-9100
                         Telecopy: (847) 945-2355
                         Attention: G. Douglas Patterson, Esq.

                         With a copy to:

                         Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker
                         Suite 2100
                         Chicago, IL 60606
                         Telephone: (312) 407-0700
                         Telecopy: (312) 407-0411
                         Attention: William R. Kunkel, Esq.

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

                           g.       This Agreement may be executed in any number
of counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement.

                           h.       This Agreement is binding upon and is
solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties hereto without the prior written consent of the other parties.

                           i.       If any term or other provision of this
Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as


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possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

                           j.       All rights, powers and remedies provided
under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  13. Expenses. Except as provided in Section 4 hereof, all fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

                  14.      Further Assurances; Shareholder Capacity.

                           a.       The Shareholder shall, upon request of
Parent or Acquisition, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Acquisition to be necessary or desirable to carry out the provisions hereof and to vest the power to vote the Shares as contemplated by Section 7 hereof in Parent.

                           b.       Nothing in this Agreement shall be construed
to prohibit any affiliate of the Shareholder who is a member of the Board of Directors of the Company from taking any action solely in his capacity as a member of the Board of Directors of the Company to the extent specifically permitted by the Merger Agreement or as required by applicable law.

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


                  IN WITNESS WHEREOF, the Parent, Acquisition and the Share-holder have caused this Agreement to be signed by their respective officers or representatives thereunto duly authorized, all as of the date first written above.


                                        IVEX PACKAGING CORPORATION

                                        By: ______________________________
                                               Name:
                                               Title:


                                        PACKAGE ACQUISITION, INC.

                                        By: ______________________________
                                               Name:
                                               Title:

                                        __________________________________
                                                 , as Shareholder


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